Exhibit 99.1

Event Name: Q1 FY 2012 Mosaic Co Earnings Conference Call

Event Date: 2011-09-29

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s first-quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. After the Company completes their prepared remarks, the lines will be open to take your questions. Your host for today’s call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Ms. Gagnon.

Laura Gagnon: Thank you, and welcome to our first-quarter earnings call. With us today are Jim Prokopanko, President and Chief Executive Officer; Larry Stranghoener, Executive Vice President and Chief Financial Officer; Mike Rahm, Vice President, Market and Strategic Analysis; and other members of the Senior Leadership Team.

We’ve decided to take a few more minutes of your time with our prepared remarks today to allow a review of our global markets. After my introductory comments, Jim will share our views on Mosaic’s results and competitive position; Mike will review global supply and demand trends; and Larry will review our first-quarter financial results and outlook. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, September 29, 2011, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ materially from those in these forward-looking statements are included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission.

Now, I’d like to turn it over to Jim.

Jim Prokopanko: Thanks Laura, and welcome, everyone. Last week, we pre-released our first-quarter results in conjunction with our S&P inclusion offering. As Larry will review with you later, the results reflect the continued fundamental strength of our markets. In fact, this was one of the best first quarters in our history, only surpassed by the extraordinary conditions in 2008. This quarter’s strength reflects both favorable market conditions and our focus on execution as we continue to position Mosaic for long-term success.

While global GDP trends are uncertain and financial markets are extremely volatile, agricultural markets continue to provide attractive opportunities, both near and longer term. We remain confident of our positive outlook.

Calendar 2011 is expected to result in yet another year of record U.S. farm income. We believe grain and oilseed prices will continue to reflect growing global demand and the requirement for farmers to increase production to meet that demand. In this environment, we continue to expect strong returns for farmers, leading to continuing strong results for Mosaic.

In addition to strong earnings, we’ve continued to execute our strategies to capitalize on the positive long-term fundamentals of our business. One of our stated goals for fiscal 2012 is to strengthen our relationships with customers. During this quarter, we completed our annual North American customer survey and achieved a best-in-class rating, the highest score we’ve received since we started measuring.

In Potash, we continue to invest in growing our volumes. Our five million tonne expansion program will allow us to remain one of the top potash producers in the world. With over a century of reserves, these brownfield expansions provide economical access and high returns on our investments. We invested $200 million in the first quarter, and our aggressive potash expansion program continues to be on time and on budget. The next scheduled capacity comes on line in fiscal 2013 at our Esterhazy mine, where mechanical construction is nearly complete.

The operational excellence campaign that we have successfully deployed in Phosphates is now being applied in Potash, with a focus on improving production rates. This has allowed us to complete the seasonal maintenance turnaround at Esterhazy ahead of schedule, and we are on track with our Colonsay turnaround occurring in our second fiscal quarter.

In Phosphates, we continue to improve operating and production efficiency. As an example, total phosphate rock production was up an impressive 20 percent year-over-year, primarily as a result of a 37 percent increase in production at our Four Corners mine.

As an update on our South Fort Meade litigation, we recently moved a second dragline into Polk County to mine various remnant parcels while we wait to hear from the Federal District Court on our permit. Over the past 60 days, we have also advanced several matters with the Eleventh Circuit Court of Appeals, including a motion for limited stay to allow uplands-only mining, a request for the Eleventh Circuit to re-enforce its prior ruling, and a full appeal of the preliminary injunction. We hope to hear from both courts soon.

In the interim, however, our mining operations in Florida have really stepped up their production levels, which, together with phosphate rock from our Miski Mayo joint venture, and without incremental third-party purchases, have significantly mitigated the impact of the reduced production at South Fort Meade. We expect this will be the case for the remainder of fiscal 2012.

In Phosphates, our strategy to increase value also includes growing our innovative premium products. Production of MicroEssentials®, a premium crop nutrient product, continues to grow, reaching a new record in the quarter. We also introduced the first new feed phosphate product in 40 years, Nexfos™, which provides substantial benefits for our customers.

Before I turn it over to Mike for a review of global markets, I’d like to acknowledge another step in the orderly distribution of our shares relating to the Cargill transaction. Last week, Mosaic was included in the S&P 500 index, which is appropriate recognition for a company of our size and stature. As we have previously signaled, S&P 500 inclusion provided us the opportunity to place an additional 20.7 million shares from the Margaret A. Cargill Trusts. This substantially reduces the near-term overhang, leaving 21.3 million shares to be sold by the trusts between now and August 2012.

We have approached the trusts to repurchase these shares, but to date have not reached an agreement. As of today, we see no investment in our industry more compelling than our own shares. As a reminder, during the first two years after the Cargill transaction, we can only purchase shares from the trusts.

I’ll return for some concluding remarks, but now I’d like to turn it over to Dr. Mike Rahm for a review of our global markets. Mike.

Mike Rahm: Thank you, Jim, and good morning, everyone. Let’s begin with the outlook for agricultural commodity markets. There is a tug-of-war taking place between powerful outside market influences and strong agricultural commodity fundamentals. Our assessment is that agricultural commodity fundamentals are just too strong not to win this contest. Let me explain why.

First, markets fret way too much about the impact of a potential economic slowdown on food demand. As this chart shows, global grain and oilseed demand is marching upward at an accelerating pace, and it didn’t miss a step during the Great Global Recession. Use increased 2.1 percent in ‘08/’09, or right in line with the compound annual growth rate for the decade. The USDA currently forecasts that demand will increase 2.2 percent in ‘11/’12, and that follows a 2.4 percent increase in ‘10/’11.

Second, agricultural commodity markets must bid for more acres in 2012 and then hope that Mother Nature cooperates in order to prevent another drawdown of global inventories. This chart shows that grain and oilseed stocks are projected to decline for a second year in a row in ‘11/’12, despite the extraordinarily strong price signals since mid-2010. The world needs a stronger supply response in 2012.

Of the major crops, corn is the poster child for tight agricultural commodity markets. Both global and U.S. inventories as a percentage of use are projected to decline to the second lowest percentage in modern history. As a result, we estimate that the market will need to bid for 93 million to 95 million acres of corn from the United States next spring.

As you can see from this slide, the positive outlook for agricultural commodities underpins record phosphate and potash demand forecasts. In the case of phosphate, we estimate that global shipments of the leading solid products will increase to 60 million to 61 million tonnes in 2011 and to 62 million to 64 million tonnes in 2012.

In the case of potash, we now estimate that global MOP shipments will increase to 56 million to 57 million tonnes this year and then to 58 million to 60 million tonnes in 2012.

Now let’s review the situation and outlook in a few key geographies. In North America, 2012 new crop prices continue to trade at high levels and farm economics remain highly profitable. That is evident in recent farm income estimates. The USDA now estimates that U.S. net cash farm income will surge to a record $115 billion in 2011, up 24 percent from the record last year. The agency also projects that expenditures on crop nutrients will climb to a record $26.2 billion in 2011, up $3.6 billion from the previous record in 2008.

The stars and moons look aligned for an outstanding fall application season. In fact, as you can see from this chart, we project that fall application this year will at least match the spectacular season a year ago and exceed the five-year average by a significant margin.

In the case of phosphate, North American shipments of the leading solid products are projected to total 9.0 million to 9.5 million short tons in ‘11/’12. Our current point estimate is 9.4 million, and we estimate that, assuming a normal application window, shipments for fall application will total 4.5 million short tons, and shipments for the spring season will total 4.9 million tons.

In the case of potash, North American MOP shipments are forecast to total 10.5 million to 11 million short tons in ‘11/’12. Our current point estimate is 10.8 million, and we estimate that shipments for fall application will total 4.7 million short tons and shipments for the spring season will total 6.1 million short tons.

In South America, agricultural commodity markets are counting on this region to produce a bumper crop this year. The planting season is not off to an early start in some regions due to the development of another La Nina weather pattern.

In Brazil, high commodity prices and the recent weakening of the real have boosted farm profitability as well as prospects for record crop nutrient shipments this year. Total crop nutrient shipments now are forecast to climb to a record 26.2 million to 26.7 million tonnes this year, up from 24.6 million tonnes last year.

Brazil is expected to import record or near-record volumes of potash and phosphate this year. This chart shows that MOP imports are projected to increase to a record 6.8 million to 7 million tonnes this year and then increase to 7 million to 7.2 million tonnes in 2012. Imports of the leading solid phosphate products are forecast to climb to 3.6 million to 3.7 million tonnes this year and remain in that range in 2012.

In India, another good monsoon has bolstered the agricultural outlook despite large expected increases in retail DAP and MOP prices this year. In the case of potash, our latest tally indicates that importers have contracted for about 5.8 million tonnes of MOP for delivery during the ‘11/’12 fiscal year, and we estimate that shipments in calendar year 2011 likely will reach 4.8 million to 5.2 million tonnes, off from the record 6.3 million tonnes last year, but much greater than expectations just a couple of months ago. Imports are forecast to climb to a record 6.3 million to 6.5 million tonnes in 2012.

In the case of phosphate, we project that overall phosphate use will increase slightly this year, but DAP consumption will decline moderately, due mainly to delays in settling contract prices and reduced availability from China. DAP shipments are forecast to total 10.4 million to 10.6 million tonnes this year; and DAP/MAP imports are projected to total 7 million to 7.2 million tonnes in 2011 and then rebound to 7.7 million to 7.9 million tonnes in 2012.

In China, farm economics remain favorable and underpin good domestic P&K demand prospects. Domestic phosphate and potash shipments are forecast to increase 8 percent and 6 percent, respectively, this year.

Potash imports are estimated to climb to 5.8 million to 6 million tonnes this year and then increase to 6 million to 6.5 million tonnes in 2012. Exports of the leading phosphate products are forecast to drop to 5.2 million to 5.4 million tonnes this year, off from a record 6.1 million tonnes in 2010, and remain about stable at 5.1 million to 5.4 million tonnes in 2012.

In summary, we expect that strong agricultural commodity fundamentals will win the current tug-of-war and this victory will underpin record crop nutrient demand forecasts.

Now over to you, Larry.

Larry Stranghoener: Thanks, Mike, and good morning, everyone. As you can see on slide 18, there’s been no change in our reported numbers since our pre-release last week. As Jim said, we had very strong first-quarter results. Because of the confidence of farmers and distributors in the strength of the fall application season, we shipped large volumes in the first fiscal quarter. This compares to last year, when a significant portion of fall application shipments fell into the second fiscal quarter. Many distributor warehouses are fully stocked in preparation for a blockbuster fall season.

Earnings in the quarter were $526 million, or $1.17 per share, compared to $298 million, or $0.67 per share, a year ago. Included in these earnings were several notable expense items which lowered earnings by $0.04 per share after tax, as detailed in the press release.

We generated an impressive $554 million in operating cash flow this quarter. This is flat with last year, as the impact of stronger earnings was offset by a decline in the impact of customer prepayments.

We invested $391 million in capital expenditures, with over half of this going toward our potash expansions. And we continue to maintain a very strong capital and cash position, with over $4 billion in cash and cash equivalents.

As for our financial policies, we continue to target a minimum $1.5 billion liquidity buffer and sufficient balance sheet strength to maintain our current credit ratings. This will provide ample flexibility to take advantage of potential opportunities.

Our priorities for cash deployment remain the same: investing in the business, investing in strategic opportunities, and returning capital to shareholders.

With respect to that latter point, note that we are ready, willing and eager to repurchase the remaining 21.3 million shares that the Margaret A. Cargill Trusts may sell in the near future, and have offered to do so, as we believe our stock price represents a compelling value at current price levels.

As it turns out, the trusts also recognize value and have indicated they are unwilling to sell additional shares at this time, at current prices. We will maintain a dialogue with the trusts, with whom we have a good relationship, on this topic. Now, let’s talk about segment results.

Our Potash segment showed strong results in the first quarter. Potash operating earnings were $402 million, up over $184 million from last year, as highlighted on slide 19. This improvement was primarily due to increased selling prices and volumes, and a 19 percentage point increase in operating rates, partially offset by higher Canadian resource taxes and royalties.

Moving on to Phosphates, as summarized on slide 20, we generated $333 million in operating earnings, compared to $178 million a year ago, an increase of 87 percent. The increase in operating earnings was primarily due to increased selling prices, partially offset by higher raw material costs.

Gross margin was 18 percent, compared to 15 percent last year. As expected, gross margin was negatively impacted by raw material costs, while we continue to aggressively pursue efficiency improvements in controllable costs.

Mosaic’s margin in international distribution remains high, reflecting overall positive price trends and our focus on capturing margin opportunities in a rising price environment.

We recognize that understanding phosphate cost of goods sold is one of the bigger challenges for investors. Ammonia, sulfur and phosphate rock are key inputs to our finished products, with costs driven by market prices of these commodities. A complicating factor is a lag between published spot prices and when those prices are reflected in cost of goods sold.

This chart shows the drivers of the sequential margin change from the fourth quarter of last year to the first quarter. First, higher sulfur and ammonia prices lowered gross margins sequentially by three percentage points, including the outage at our Faustina ammonia plant. Faustina historically provides about one-third of our ammonia needs, and the outage increased costs by $15 million in the quarter.

Second, a change in sales mix as a result of increased international sales reduced margin by approximately two percentage points. Third, lower mine production levels and chemical plant turnarounds lowered gross margin by approximately one percentage point. And fourth, higher phosphate rock costs negatively impacted gross margin by approximately one percentage point, primarily due to the impact of Miski Mayo rock replacing Florida Rock.

Recall that Miski Mayo rock comes into cost of goods sold at close to market prices, with an expected future offset in equity income.

Going forward, we expect the second-quarter Phosphates margin to remain comparable to the first quarter. Our ammonia plant is scheduled to come back on line in October, ramping up to full production in November. This will be timely in light of continued tight supply/demand dynamics for ammonia.

The third quarter will also reflect higher ammonia costs due to the lag between raw material purchases and recognition in cost of goods sold. We expect Faustina to provide the normal benefit to cost of goods sold in the fourth fiscal quarter.

Now let me shift to our financial outlook and guidance for the next quarter, as summarized on slide 22. As we have already seen in first-quarter shipments, we expect the fall application season to be as good as or better than last year’s strong season. Assuming weather cooperates, distributors will soon begin to replenish inventories for the balance of fall requirements.

For our second quarter of fiscal 2011,(Sic-see press release) we estimate total Potash sales volumes of 1.7 million to 2.1 million tonnes, and an average MOP selling price of $440 to $465 per tonne. This average price reflects our expectation of a higher percentage of standard product in our international sales mix, which lowers the average price.

We expect to run our potash mines for the second quarter between 80 percent and 90 percent of operating capacity, up from the first quarter, but slightly impacted by turnaround activities at our Colonsay mine.

In our Phosphates segment for the second quarter, we estimate total sales volumes of 3.1 million to 3.5 million tonnes and an average DAP selling price of $600 to $625 per tonne. The most recent pricing of the PhosChem India contract narrows the spread between this baseload contract and current spot prices. To meet continued high demand, we expect to operate our North American phosphate plants in excess of 85 percent of granulation capacity. As I indicated earlier, second-quarter margins in this segment are expected to remain comparable with the first quarter due to higher raw material costs flowing through cost of goods sold.

Our annual guidance for capital expenditures, Canadian resource taxes and royalties, SG&A and the effective tax rate have not changed.

For those of you interested in modeling, note that we have provided an Appendix to the slide deck with additional thoughts for how to model Canadian resource taxes.

With that, I would like to now turn it back to Jim.

Jim Prokopanko: We continue to believe strongly in the near and long-term opportunities in crop nutrients. Over the past 40 years, global demand for grains and oilseeds has declined twice, in both cases as a result of lack of supply issues and prices rationing demand. Economic uncertainty has historically not impacted demand, and we’ve yet to see any impact on our customers’ sentiments.

At Mosaic, we intend to continue to take advantage of these opportunities. Our best-in-class assets, effective execution and a rock-solid balance sheet gives us the flexibility to invest, grow and unlock value for our shareholders.

Back to you, Laura.

Laura Gagnon: We would now like to open the call to your questions. Please hold your questions to one per person so we can take questions from as many people as possible. You are welcome to rejoin the queue for a follow-up question.

Operator, please open the phone lines.

+++ q-and-a

Operator: (Operator Instructions) Don Carson, Susquehanna Financial.

Don Carson: Thank you. Mike Rahm, a question for you on the corn side. The USDA has been very aggressive in cutting demand to offset their production cuts. Just wondering what you think of some of those demand cuts, and are stocks really tighter than what they are reporting?

As an example, they have export demand below the ‘09 recession level. They cut residual by 200 million. So I just want to get your opinion as to what is really going on with corn demand and how tight the situation really is.

Jim Prokopanko: Good morning, Don, and thank you for that question. And we will direct that to Dr. Rahm to answer. Mike?

Mike Rahm: Good morning, Don. USDA has cut huge amounts of use out of their recent estimates. And you are right, many people question if those are legitimate. And certainly when you look at everything from some of the processing margins in ethanol and so forth, you wonder whether or not prices are high enough to eliminate that much demand.

The other interesting point that I know you are aware of is the fact that expectations in the October 12 report are that USDA is probably going to cut 400,000 to 500,000 acres out of their harvested area estimate, based on FSA estimates.

So the corn market is extremely tight. There is no question about that. And I think there is some positive fundamental news still to come in the corn market.

That said, there are good reports coming from — or I guess better reports coming out of the fields in terms of the current crop. So that may offset some of that, but you’re right in that the corn market remains extremely tight in the US.

Don Carson: Just as a follow-up, you talk about 93 to 95 million acres, but can we really get that high? It seems a lot of farmers this year are seeing very disappointing corn-on-corn yields, which would suggest maybe they go back to more normal rotation pattern.

Mike Rahm: Certainly, I think we can get it at a price, and I think that is the issue.

Don Carson: Okay. Thank you.

Operator: Elaine Yip, Credit Suisse.

Elaine Yip: Good morning. Just a question on your phosphate volume guidance. You stated that North American phosphate demand is expected to match last year’s levels; usage in other regions also expected to be high. Yet your guidance for the fiscal second quarter seems a bit low, and it seems to imply volumes perhaps lower than last year’s second quarter. Can you provide some color around your assumptions?

Jim Prokopanko: Sure, Elaine. Good morning, and welcome to the call. Both potash and phosphate have some variance from the norm year to year, depending on seasonal swings, and timing of revenue recognition matters that come over the — not just the current, but maybe the last two quarters.

I’m going to ask Rick McLellan, leader of our commercial operations, to give you some specifics and color around what has happened over the past two quarters.

Rick McLellan: Good morning, Elaine. I’ll start with phosphates. The issue with phosphates is frankly all around timing. And I’d preface my remarks with the fact that on our phosphate volumes, last year’s Q2 was the biggest Phosphate segment volume that we’ve had since the start of Mosaic. So it is a bit — it is not representative of the norm.

The second piece is that where we are expecting lower volumes is in our international distribution segment, where we have consciously a lower program going on in India, and in Brazil, we had anticipations of volumes that some of them moved into our Q4. So frankly, we expect a strong phosphate segment move and are looking forward to that. On potash, we are shipping out the door everything that we can produce.

Operator: Mark Connelly, CLSA.

Mark Connelly: Jim, just trying to dig into the Phosphate business a little more. Your crop nutrient blend business has been growing faster than some of the other segments for a while. Can you give us a sense of whether that is something we can expect to continue? And also, are the margins in that business as good as your regular business?

Jim Prokopanko: I will talk about the margins. Then I’m going to let Rick talk about the blend and the mix of our blend fertilizers.

Margins on the phosphates have been strong, and with, we believe, to be some further upside potential. And the reason we see the upside potential is strong, rock-solid grain fundamentals currently and into the foreseeable future, at least the next crop, as well as a tight fertilizer S&D, particularly on the Phosphates side of the business.

So if it weren’t for some macroeconomic uncertainties that is going around the world — and that includes dealers and farmers, who are just moderately more cautionary about what they do with inventories — we would see, I think, some potential for some greater upside on the margins. But when I do say the macroeconomics are affecting the psychology, it is just more care and consideration of the risk that is going forward.

Nobody in the ag marketplace is seeing weakening grain prices, materially weakening below the kind of levels we have now. And we see it’s necessary to keep these prices going forward. And farmers want to grow the volumes necessary to restore the S&D to a safer level.

So we are seeing some upside potential on the phosphate margins and we just need to work through and resolve some of these macroeconomic concerns.

Rick, I will turn it over to you to talk about the blend of our phosphate mix.

Rick McLellan: Thanks, Jim. And Mark, I think I will focus — I think your question really focused on the growth of our blend segment. And we’ve seen very nice growth in that segment in the key geographies where we want to focus on — Brazil, Argentina, Chile, China and India. And we’ve seen some very strong growth and we think it will be more measured growth over the next few quarters. But still be a strong addition to our Phosphates segment.

Operator: Vincent Andrews, Morgan Stanley.

Vincent Andrews: Thank you very much, and good (technical difficulty)

Jim Prokopanko: Vincent, we’ve lost you there. If you are on a cell phone, you are out of range.

Laura Gagnon: Please ask the next question, operator.

Operator: [Zach] Zekauskas, JPMorgan.

Jeff Zekauskas: Good morning. I have a question for Larry. Maybe it’s a question of clarification. Did you say that you thought that your gross margins in phosphate would be flat sequentially? And if you did say that, I was wondering how you thought that could be the case, given that your prices are going to move up, it looks like more than $25 a tonne. And that surely would offset, say, $50 per tonne sequential increase in ammonia prices if it is that much.

Larry Stranghoener: Jeff, good morning. The margin is expected to stay flat, perhaps up slightly in the second quarter versus the first quarter. And it has to do with the lag effect of raw material costs. We’ve gone through a period where we’ve seen significant increases in phosphate pricing. They flattened out somewhat in the most recent couple of months. In the meantime, raw material costs have continued to increase, and we have yet to see the full impact of those increases in cost of goods sold. We will see that — as we saw it in the first quarter, we will see more of that in the second quarter; hence our guidance to expect roughly flat margins first quarter to second quarter.

Jeff Zekauskas: If I may follow up, what does Mike Rahm think about the progression in ammonia prices over, say, the next six months, if he has an opinion on that?

Mike Rahm: The combination of factors have tightened the ammonia market, as reflected in recent price changes. I’m sure you are aware of some of the gas delivery problems in Trinidad. There are a couple of plants that have been delayed a bit in Algeria, as well as Qatar. We have had our plant outage at Faustina. So on the supply side, there have been a few hiccups.

And on the demand side, obviously, with the prospect of 93 or 95 million acres of corn, certainly in the US, there is the expectation of very strong fall application needs. And in the case of phosphate, phosphate markets have rebounded and the demand to produce ammonium phosphate continues to climb as well.

So it boils down to, I guess, simple supply and demand fundamentals, and the market has tightened. We expect that eventually there will be some relief in this market, but in the near-term, fundamentals are tight.

Jim Prokopanko: Jeff, I would just like to add a couple of points to that. First is our Faustina ammonia plant will be coming onstream in the next four to six weeks.

As well, we’ve all seen the reports that there is another producer in North America that is going to be bringing up one of its ammonia plants over the next — probably that is maybe more like six months, I believe.

And I think this is a good point, why we — it just highlights our interest and continued interest in expanding our ammonia production. We presently consume 1.5 million tonnes of ammonia a year in the production of phosphates. We are self-sufficient with Faustina to the extent of a third, or 500,000 tonnes. And we are left with about a 1 million tonne hole to fill with on the open market.

And this is an area that we are looking as an investment, is for Mosaic to become fully self-sufficient in its — at least fully self-sufficient in its ammonia production.

Operator: P.J. Juvekar, Citi.

P.J. Juvekar: Good morning. Can you shed some light on this accelerated turnaround in potash production? And what was the impact in 1Q and would there be impact in fiscal 2Q?

Jim Prokopanko: Good morning, P.J. I am going to ask Joc O’Rourke, leader of our Operations Group, to address our potash operation rates.

Joc O’Rourke: P.J., I think if I understand your question, you are asking how has the accelerated shutdowns or turnarounds helped our potash rates. We had our shutdowns at our Esterhazy operations K-1 and K-2 over this quarter, and we’ve done a lot of additional planning and streamlining of those shutdowns, which allowed us to bring them up early compared to previous shutdowns. So that has really helped our ability to get running faster. And we’re doing the same thing at our Colonsay operation for the next quarter. But Colonsay will have a lower impact than Esterhazy has had, so we’ll have a better quarter from an operating rate in Quarter 2.

Operator: Ben Isaacson, Scotia Capital.

Ben Isaacson: Thank you very much. Just a question on the Miski Mayo project. I read recently that Vale is considering expanding this project from 3.9 million tonnes to 5.8 million tonnes. Can you provide some color with respect to whether or not the 35percent interest in Phase I carries over into Phase II? And if it doesn’t, are you talking to them about that?

Jim Prokopanko: Good day, Ben. Thanks for joining us. Miski Mayo has turned out to be a good investment. We are very pleased with how it is working and how the partners are getting along. We are not getting it up to full production as quickly as we’d like, but we are making good, steady progress, and we see more of that to come.

That is a facility that we would like to see expand, and we have aspirations to see it double in size. We are prepared to be a — match the expansion every step of the way. We see demand for that product continuing to grow. And we would like to be — continue with off-takes, at least proportionally to what we are now, and like to continue our investment at current levels. Or we would even be prepared to take a higher stake in that operation. It has been a good investment.

Operator: Vincent Andrews, Morgan Stanley.

Vincent Andrews: Thanks. Larry, my question was, could you remind us of the mechanics and/or the (technical difficulty)

Larry Stranghoener: Your question was really breaking up. I’ll address what I think you asked, which was about the mechanics of the remaining shares to be sold.

As I think you know, after the original 115 million share deal, we had another 42 million shares to be sold into the market between the original close at late May and 15 months. We thought all along and we had signaled that if and when we became a member of the S&P 500, if we could move quickly enough, we could facilitate an S&P 500 inclusion trade, allowing the Trust to sell a portion of those 42 million shares. And we were able to accomplish that last week, a very successful deal; that cleaned up another 20.7 million shares.

That leaves the Trust with 21.3 million shares that are still subject to a lockup agreement that will expire in mid-November. At that time, if those shares have not been disposed of otherwise, we are obligated to facilitate a secondary offering of those shares within the next three months following the expiration of that lockup.

As we indicated in our prepared comments, we are prepared to, we are willing to, we are eager to, we’ve offered to repurchase those shares from the Trust to just get them off the market. We thought that would be of interest to the Trust. The deal was designed with the expectation that they would be looking for liquidity and diversification as quickly as possible. As we said, though, at the current — at this current time, with these prices, they are not a willing seller.

So we will maintain a dialogue. We think this overhang issue has been greatly reduced by the success of the initial offering, and now this S&P inclusion trade that we’ve accomplished. And we will do our best to make sure that the remaining 21.3 million shares doesn’t present a significant overhang, as well.

I hope that addresses the question, Vincent. If not, obviously, follow up after the call.

Operator: Michael Piken, Cleveland Research.

Michael Piken: I just wanted to get Dr. Rahm’s current thoughts on the status of the Saudi Ma’aden plant, how quickly it is ramping up, and right now what the current run rate is and what your expectations would be for next year, and when you expect a full ramp-up of that plant.

Mike Rahm: Good morning, Michael. The latest, I think, numbers that have been out in public sources is that they’ve produced about 110,000 tonnes in the third calendar quarter. We don’t have any particular great insights, but in our S&D, I can tell you we are assuming that they will produce and export about 400,000 tonnes in calendar year 2011. And in our S&D, we have them in for 2.3 million tonnes in 2012.

And with those numbers, our S&Ds continue to look snug. And I think the risk is from an operational point of view that if they don’t hit those numbers, it is just another bullish factor in the phosphate market.

Michael Piken: Great. And then just a quick follow-up on the cost side of the phosphate. With Faustina, when it is back up and running fully, I know it is about one third of your ammonia needs. But in terms of the cost basis, is that based on market price or do you just use your production costs and then you sort of average that in? I mean, how do the mechanics work with respect to the Faustina as it flows through to your phosphate P&L?

Jim Prokopanko: Michael, I’ll have Larry Stranghoener just add some background to the costs incurred with Faustina being down.

Larry Stranghoener: Given the very low cost, relatively speaking, of U.S. natural gas, producing our own ammonia provides a decided economic advantage right now, probably to the tune of about $300 a tonne. So having Faustina out is certainly a factor in our gross margin performance.

And getting back to Jeff’s question earlier, it will be a bigger factor in the second quarter. One of the reasons why the gross margin may not make much progress from first-quarter levels in the second quarter. We do expect to get the plant up and operating, as Jim said earlier, in the next four to five weeks. And we’ll start to get the full benefit of that significant economic differential beginning in our fourth fiscal quarter.

Operator: James Sheehan, Deutsche Bank.

James Sheehan: Just wondering if you could quantify how much of the impact of the South Fort Meade injunction did you actually offset in Q1, with your mitigation strategies, Miski Mayo, Four Corners, et cetera? And is the outlook for Q2 and the rest of the year, is it going to be — that proportion maintained roughly about the same?

Jim Prokopanko: I’m going to ask Joc O’Rourke, who has been leading this effort, to fill the gap in our production.

Joc O’Rourke: Hi, James. Yes, we have done a lot to mitigate the South Fort Meade. We’ve mined as much as 450,000 to 470,000 tonnes of extra from our existing operations. We’ve just talked about Miski Mayo. That has made a huge impact on the mitigation between those two. And we are now moving into some new areas in South Fort Meade to actually mine some old remnant areas that are available to us in Polk County. Between those three actions, we believe we can continue to mitigate for the rest of the fiscal year.

Operator: Mark Gulley, Ticonderoga Securities.

Mark Gulley: Good morning, guys. With respect to the potash price up only modestly sequentially, you talked about a mix effect there, Larry, of more standard product to international. Can you give us an idea first what would be the like-for-like price increase sequentially, just North America, and, if you will, just offshore, were it not for that effect? Trying to get an idea of the underlying momentum in the potash price.

Jim Prokopanko: Rick, why don’t you answer the question on the potash price and going forward?

Rick McLellan: Yes, good morning. The guidance is being impacted by our International segment and our International shipments. If you think about it, in the first quarter, we had very little contract shipment. So you think about China and India as contract shipments. We had more granular shipments that sell at a stronger price.

So when we go into Q2, we are going to see stronger shipments to China, stronger shipments to India, offsetting the market increases we’ve seen in Brazil. And those contract markets, they are published, so they are at a discount to spot granular markets.

Operator: Bill Carroll, UBS.

Bill Carroll: Thank you. Good morning. Phosphate rock production was up 20percent year-over-year, but finished phosphate production was flat. So was the difference mainly due to lower quality rock coming out of the Four Corners mine as you stretch production there, or is it more the case that you are just stockpiling rock?

Joc O’Rourke: Joc O’Rourke here. We are operating at pretty high rates. In the first quarter, probably the biggest impact on production of finished phosphates was actually the flooding of the Mississippi River and the shutdown of Faustina for a period of — or sorry — sorry -— Uncle Sam for a period of time during that first quarter, which lowered our production slightly, or kept it flat, if you will.

Operator: Don Carson, Susquehanna Financial.

Don Carson: Jim, just a follow-up on your rock sourcing going forward, and your desire to buy new reserves. Clearly, as we’ve seen from South Fort Meade, a lot of NGO opposition to additional phosphate mining. Does this call into question your ability to develop additional reserves in Central Florida and eventually build a new mine? And what would you see as the timing of building that new mine, and is it even necessary if you are able to source more Bayóvar rock?

Jim Prokopanko: Don, understandably, you might see that there have been some more challenges than perhaps in the past. But phosphate mine permits have typically been challenged, and there has been a long history of that. And every phosphate mine permit that Mosaic has applied for and our predecessor companies, we’ve eventually gotten that permit.

So we don’t have any concern about getting — for the permits. We think they are going to be challenged. We expect to have some conflicts along the way. But we have also stepped up our practice for applying for permits. We are much further ahead in our application efforts. We’ve better resourced our permitting crew and permitting team and mine planning team, to be more effective in that process going forward.

This last permit, the South Fort Meade permit, has been the single most studied phosphate mining permit in all of Florida, and we got that permit as we expected to.

Going forward, we have a couple — the DeSoto and Pine and Ona permits — mines that are now well underway. We’ve submitted some preliminary permit work that will be included in an area-wide environmental impact survey. That has been done, and completed and submitted. We expect that will be something in the range of five years, I think, to seven years out until we have new mines in operation. The Desoto and — the Desoto and Ona mines that we have on the books, they will be built in Florida, and as I said, within five to seven years — we will get there.

Operator: Fai Lee, Odlum Brown.

Fai Lee: Thanks. I was just wondering if your DD&A for the Potash segment has changed up from — I think the previous guidance was up $50 million for the year, and if your CapEx has gone — is still around $1 billion. I’m just wondering if you could take those numbers and back — using the CRT models, back into your Potash gross margin guidance. It looks like it is going to be about $2.6 billion for fiscal 2012. Just wondering if I’m thinking about that correctly, using the CRT model to back into your Potash expectations.

Larry Stranghoener: It’s Larry. I’ll ask you to follow up later with Laura and James for more specifics. But our guidance on capital expenditures has not changed. And therefore, I assume that your estimate for depreciation, for DD&A, is appropriate. But again, I will ask you to follow up with Laura on details later.

Operator: Mark Gulley, Ticonderoga Securities.

Mark Gulley: Jim, with the $4 billion in cash on the balance sheet and you’ve discussed, of course, uses of cash, can you kind of size what the investment might be in Miski Mayo, kind of size the investment, if you were to fully back — integrate to the tune of 1 million tonnes a year of ammonia? I just want to understand how much of that cash is going to have to be earmarked for internal investment projects to improve your margins.

Jim Prokopanko: Mark, thanks for the question. Well, one top of the mind is the nitrogen — or ammonia complex would be — roughly 1 million tonnes of ammonia production would cost approximately $1 billion, maybe $1.1 billion. It is pretty much off-the-shelf construction; plants like this have been built many, many times. So it is $1 billion, a plant site, an access to gas, and you’re in business, probably 24 months later, 30 months later.

For the Miski Mayo, Joc, could you elaborate on what the range of costs are? Where it is not quite as off-the-shelf as a nitrogen plant, but we’ve got some sense of what we would see going forward.

Joc O’Rourke: I think the range of costs would be probably in the — let’s say in the $0.5 billion range plus or minus $100 million, or something like that. But our share would only be 35percent of that, so somewhere in the $200 million range at the most. So it won’t have a big impact on cash.

Operator: P.J. Juvekar, Citi.

P.J. Juvekar: I want to go back to phosphate volumes. And I understand your comments about quarterly shifts in volumes. But if I look at your first-half guidance of 2012 versus actual first half of 2011, at the midpoint, you are guiding down on volumes. The volumes are going to be lower at the mid-point. And compared — I’m trying to square this with Mike Rahm’s comments about growing phosphate market, and your volumes are down. Is that Mosaic issue?

Jim Prokopanko: I would just emphasize what Rick said before. It is seasonal. We can’t predict just when the fall application season and shipments related to restocking will hit. We had an exceptional second quarter last year, and then volumes fell off quite significantly in the third fiscal quarter last year. And then we see a more level pattern in this year’s fiscal year.

So for the full year, you are unlikely to see a significant difference than last year. We are essentially producing as much phosphate as we can, and how those volumes fall from quarter to quarter is simply a function of timing, and not a function of fundamentals.

Operator: Jeff Zekauskas, JPMorgan.

Jeff Zekauskas: Thanks very much. Jim, I was wondering if you could reflect on the earliest possible time that you might be able to sell the disputed Esterhazy potash tonnes, and I guess your estimate for the latest time that you would be able to sell those tonnes. And then maybe tell us when you think that you will get credit for it.

Jim Prokopanko: Jeff, if you have an hour, we would fully debrief you on that. But we will give the Reader’s Digest version here.

Presently — and I’m going to ask Rich Mack to add some details. We presently have — waiting to hear a ruling about our appeal of a preliminary injunction that was put on this. So the very soonest would be possibly Friday, that we hear from the Saskatchewan court that the preliminary injunction to our not shipping is upheld or that it is overturned. So we could — we thought — two weeks ago we concluded the hearing. We thought two to four weeks, we would hear from the judge. So as of Friday would be two weeks, and two weeks from now might be the very soonest.

Then we have the hearing in January, and Rich, I’m going to just ask you to talk about what that process is for once we are into the formal hearing.

Rich Mack: Thanks, Jim. The trial for this matter is currently scheduled — as it has, and there has been no changes to this — for January of 2012. And as Jim noted, we are also waiting to hear from the Saskatchewan appellate court on the appeal that we filed on the preliminary injunction, which required us to continue to supply potash to PCS. And we expect, as Jim noted, that we’ll hear on that issue shortly.

In addition, just to close out, I think, the issue, the preliminary injunction that was issued is valid effectively through the beginning of trial. And so that will be another issue that we will have to take up, should we not be successful in the appeal of the current preliminary injunction.

So most optimistically, we could have access to tonnes very quickly. And on the outer end, with respect to the trial itself, that is a bit more murky, because a trial will take roughly, say, four months, and then we will need to get a ruling from the court after that. So I can’t give you any specific guidance on the latter part of when worst-case scenario might be.

Jim Prokopanko: With that, we will conclude our Q&A session. The outlook for Mosaic is remarkable, and we are excited about the future of our business. We think Mosaic provides a remarkably attractive opportunity to participate in the positive fundamentals of crop nutrient markets and agriculture more broadly.

As I said earlier, we see no better investment in our industry than in Mosaic. It is a great time to be the world’s leading producer of phosphate and potash. Have a great day.

Operator: Ladies and gentlemen, that does conclude our conference for today. You may all disconnect, and thank you for participating.